Exhibit 99.1

Cherokee Global Brands Reports Fourth Quarter and Full Year Fiscal 2017 Financial Results

•	Fiscal 2017 Consolidated revenues of $40.6 million
•	Fiscal 2017 Consolidated net loss of $7.4 million; non-GAAP net income of $7.4 million
•	Fiscal 2017 GAAP EPS of ($0.78); non-GAAP EPS of $0.78
•	Fiscal 2017 Adjusted EBITDA of $13.4 million
•	Q4 2017 Consolidated revenues of $15.0 million
•	Q4 2017 Consolidated net loss of $10.6 million; non-GAAP net income of $1.8 million
•	Q4 2017 GAAP EPS of ($0.92); non-GAAP EPS of $0.15
•	Q4 2017 Adjusted EBITDA of $2.9 million

SHERMAN OAKS, CA (May 11, 2017) — Cherokee Global Brands (NASDAQ:CHKE), a global brand marketing platform that manages a growing portfolio of fashion and lifestyle brands, today provided financial results for the fourth quarter and fiscal year ended January 28, 2017.

Non-GAAP

Amounts stated to be on a non-GAAP basis exclude the items that are described below under the heading “Note Regarding Use of Non-GAAP Financial Measures”.  Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented in tabular form later in this release under the heading “GAAP to Non-GAAP Financial Metrics.”

CEO Comments

“2017 was a year of considerable progress for Cherokee Global Brands, marked by brand and category expansion, channel diversification and geographic growth,” said chief executive officer, Henry Stupp. “Through our organic growth initiatives and platform acquisitions, we have transformed the company into a global, diversified enterprise. Our vastly expanded product assortments, growing ecommerce business, and distribution through more than 12,000 retail locations in over 110 countries are a testament to the strength of our platform. Our platform strengths – vision, agility and scale – are proving essential to navigating today’s rapidly-changing retail landscape.”

Mr. Stupp, continued, “We are very pleased with early results from our acquisition of Hi-Tec, which is a major strategic component of our future growth strategy. We’ve executed license agreements for the core Hi-Tec, Magnum and related brands in footwear, strengthening and expanding our presence in the United States, Canada, the United Kingdom, and across continental Europe. We’re particularly encouraged by the inbound interest we’ve received among retailers seeking expanded product category offerings including apparel and accessories.”

Mr. Stupp continued, “Our spring 2017 multi-category launch for the Cherokee brand in the U.S. is underway; the first step in launching our most comprehensive assortment of Cherokee-branded adult and children apparel, accessories, footwear and home products in many years. Response among our retail partners and their customers has been very positive and we are encouraged by initial product sell-through. Across our brand portfolio, we continue to identify new partnerships that will ensure continued territory and category expansion.”

2017 Fourth Quarter & Fiscal Year Financial Results

Consolidated revenues for the quarter, including the contribution from Hi-Tec, were $15.0 million.  On a year-over-year comparable basis, Cherokee Global Brand revenues, excluding Hi-Tec, were $7.2 million, a decrease of 8.8% from $7.8 million in the prior year period. The year-over-year decline is largely due to the decrease in North America revenues related to the Cherokee brand as the Company continues to transition to new wholesale licensees.  During the quarter, some of the decrease was offset by global revenue increases, particularly in South America, Europe, Japan and South Africa as the demand for Cherokee-branded products continues to grow.

Hi-Tec revenues totaled $7.8 million in the fourth quarter of fiscal 2017 and included $6.6 million in indirect product sales related to distribution and government contracts, as well as $1.2 million in licensing revenues stemming from new and existing licensing deals for the Hi-Tec portfolio of brands. Gross profit from Hi-Tec indirect product sales was $1.5 million, and is inclusive of $5.1 million in cost of goods sold.

Consolidated revenues for the year, including the contribution from Hi-Tec, were $40.6 million.  On a year-over-year comparable basis, Cherokee Global Brand revenues, excluding Hi-Tec, were $32.8 million, compared with $34.7 million in the prior year. Cherokee-brand royalties earned by Target in fiscal 2017 were $10.5 million, a decrease of $4.4 million over the prior year.

GAAP selling, general and administrative expenses were $18.9 million in the fourth fiscal quarter of 2017, compared to $5.9 million in the prior-year period. SG&A expenses for fiscal 2017 totaled $38.9 million, compared with $21.3 million in the prior year.  The increase in SG&A for the fourth quarter and fiscal 2017 was primarily related to an increase in professional fees from legal and due diligence expenses associated with the Hi-Tec acquisition of $11.5 million and $15.3 million, respectively, and which includes restructuring and integration costs associated with the acquisition of Hi-Tec.

Non-GAAP SG&A for the fourth quarter of fiscal 2017 was $7.4 million, compared with $5.5 million, in the prior year period.  Non-GAAP SG&A for fiscal 2017 was $23.7 million, compared with $20.1 million, in the prior year period.

GAAP operating loss for the fourth quarter of fiscal 2017 totaled $9.0 million, compared with GAAP operating income of $1.9 million in the prior-year period. GAAP operating loss for fiscal 2017 totaled $3.4 million, compared with GAAP operating income of $13.3 million in the prior year.

Non-GAAP operating income for the fourth quarter of fiscal 2017 was $2.5 million, or 16.5% of revenues, compared with $2.3 million, or 29.9% of revenues, in the prior year period.

Adjusted EBITDA for the fourth quarter of fiscal 2017 was $2.9 million, compared to $2.7 million in the prior year period. Adjusted EBITDA for fiscal 2017 was $13.4 million, compared to $15.9 million in the in the prior year.

Conference Call

The Company will host a conference call today at 1:30 p.m. PT / 4:30 p.m. ET.  A slide presentation will accompany the prepared remarks and has been posted along with the webcast link on Cherokee Global Brands’ website.

To participate in the call, please dial (877) 407-0784 (U.S.) or (201) 689-8560 (international) ten minutes prior to the start time. The earnings call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s website at http://www.cherokeeglobalbrands.com.

For those unable to participate during the live broadcast, a replay will be available through Thursday, May 18, 2017 at 8:59 p.m. PT / 11:59 p.m. ET.  To access the replay, dial (844) 512-2921 (U.S.) or (412) 317-6671 (international) and use conference ID: 13661271.

About Cherokee Inc.

Cherokee is a global brand marketing platform that manages a growing portfolio of fashion and lifestyle brands including Cherokee®, Carole Little®, Tony Hawk® Signature Apparel and Hawk Brands®, Liz Lange®, Everyday California®, Sideout®, Hi-Tec®, Magnum®, 50 Peaks®, Interceptor® and Flip Flop Shops®, a leading franchise retail chain, across multiple consumer product categories and retail tiers around the world. The Company currently maintains license and franchise agreements with leading retailers and manufacturers that span over 110 countries in 12,000 retail locations and digital commerce.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Cherokee. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances and is based on currently available market, operating, financial and competitive information and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected, including, among others, risks that: the audited financial results will differ materially from those disclosed in this release; that the Company’s Annual Report on Form 10-K will not be filed as anticipated and that further delays in such filing could cause the Company’s lenders to exercise their rights under the credit agreements or the Company’s stock to be delisted from Nasdaq; the anticipated benefits of the Hi-Tec acquisition will not be achieved; global economic conditions and the financial condition of the apparel and retail industry and/or adverse changes in licensee or consumer acceptance of products bearing the Company’s brands may lead to reduced royalties; the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee®, Hi-Tec®, Magnum®, 50 Peaks®, Interceptor®, Carole Little®, Tony Hawk® and Hawk Brands®, Liz Lange®, Everyday California® and Sideout® branded products could cause our results to differ from our anticipations; the Company’s dependence on a select group of licensees for most of the Company’s revenues makes us susceptible to changes in those organizations; and the Company’s dependence on its key management personnel could leave us exposed to disruption on any termination of service. The risks included here are not exhaustive. Other risks and uncertainties are described in our annual report on Form 10-K filed on April 14, 2016, its periodic reports on Forms 10-Q and 8-K, and subsequent filings with the SEC we make from time to time, including the preliminary prospectus supplement that we filed in connection with the offering described herein. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including non-GAAP SG&A, non-GAAP operating income, EBITDA and non-GAAP net income, may be considered non-GAAP financial measures. Cherokee believes this information is useful to investors because it provides a basis for measuring the company’s available capital resources, the operating performance of its business and its cash flow, excluding expenses relating to professional fees from legal and due diligence for actual and potential acquisitions and business development related to the identification and establishment of new brand licensees that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles ("GAAP"). In addition, the company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the company’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP measures are described above and are reconciled to the corresponding GAAP measure in the condensed consolidated financial statements portion of this release under the headings “GAAP to Non-GAAP Financial Metrics“.

Investor Contact:

Cherokee Global Brands

Jason Boling, CFO

818-908-9868

Addo Investor Relations

Laura Bainbridge/Patricia Nir

310-829-5400

CHEROKEE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share amounts)

	Year Ended
	January 28,	January 30,	January 31,
	2017	2016	2015
Royalty revenues	$34,022	$34,654	$34,968
Indirect product sales	6,599	—	—
Total revenues	40,621	34,654	34,968
Cost of goods sold	5,083	—	—
Gross profit	35,538	34,654	34,968
Selling, general and administrative expenses	34,243	20,456	18,648
Amortization of intangible assets	912	882	932
Restructure charges	3,782	—	—
Operating income	(3,399)	13,316	15,388
Other income (expense):
Interest expense	(1,661)	(711)	(854)
Interest income and other income (expense), net	961	186	—
Total other expense, net	(700)	(525)	(854)
Income before income taxes	(4,099)	12,791	14,534
Income tax provision	3,258	4,358	4,714
Net (loss) income	$(7,357)	$8,433	$9,820
Net (loss) income per common share attributable to common stockholders:
Basic (loss) earnings per share	$(0.78)	$0.97	$1.17
Diluted earnings per share	$(0.78)	$0.95	$1.15
Weighted average common shares outstanding attributable to common stockholders:
Basic	9,424	8,674	8,429
Diluted	9,424	8,862	8,543
Dividends declared per common share	$0.00	$0.00	$0.10

CHEROKEE INC.

GAAP TO NON-GAAP FINANCIAL METRICS

Unaudited

(amounts in thousands, except percentages and per share amounts)

	Three months ended		Twelve months ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016

Royalty revenues	$8,376	$7,844	$34,022	$34,654
Indirect product sales	$6,599	$—	$6,599	$—
Total Revenues	$14,975	$7,844	$40,621	$34,654
Cost of goods sold	$(5,083)	$—	$(5,083)	$—
GAAP Gross profit	$9,892	$7,844	$35,538	$34,654

Selling, general and administrative expenses:
GAAP Selling, general and administrative expenses	18,888	5,930	$38,937	$21,338
Professional fees	11,466	433	15,280	1,234
Non-GAAP selling, general and administrative expenses	$7,422	$5,497	$23,657	$20,104
GAAP selling, general and administrative expenses as a percentage of total revenues	126%	76%	96%	62%
Non-GAAP selling, general and administrative expenses as a percentage of total revenues	50%	70%	58%	58%

Operating income:
GAAP Operating income (loss)	(8,996)	1,914	(3,399)	13,316
Professional fees	11,466	433	15,280	1,234
Non-GAAP Operating income	$2,470	$2,347	$11,881	$14,550
GAAP Operating income as a percentage of total revenues	-60%	24%	-8%	38%
Non-GAAP Operating income as a percentage of total revenues	16%	30%	29%	42%

Net income:
GAAP Net income (loss)	(10,583)	1,384	$(7,357)	$8,433
GAAP Tax Provision	1,323	—	3,258	—
Professional fees	11,466	433	15,280	1,234
Tax	(455)	(109)	(3,778)	(421)
Non-GAAP Net income	$1,751	$1,708	$7,403	$9,246

GAAP Diluted earnings per share	$(0.92)	$0.16	$(0.78)	$0.95
Non-GAAP Diluted earnings per share	$0.15	$0.19	$0.78	$1.04

Weighted average diluted shares outstanding:	11,539	8,803	9,442	8,862

EBITDA:
GAAP Net Income (loss)	(10,583)	1,384	(7,357)	8,433
Interest and other expense	264	61	700	525
Tax Provision	1,323	469	3,258	4,358
Depreciation and amortization	407	375	1,483	1,329
EBITDA	(8,589)	2,289	(1,916)	14,645
Professional fees	11,466	433	15,280	1,234
Non-GAAP EBITDA	$2,877	$2,722	$13,364	$15,879
GAAP EBITDA as a percentage of total revenues	-57%	29%	-5%	42%
Non-GAAP EBITDA as a percentage of total revenues	19%	35%	33%	46%